Exhibit 10.5
MONDEE HOLDINGS, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of October 17, 2023 by and among Mondee Holdings, Inc., a Delaware corporation (the “Company”), and each of the individuals and/or entities set forth on the signature page hereto (each, a “Voting Party” and, collectively, the “Voting Parties”). Each of the Company and the Voting Parties are referred to herein, individually, as a “party” and, collectively, as the “parties.”

PRELIMINARY STATEMENTS

A. The undersigned Voting Parties are the holders of not less than 38% of the outstanding Voting Shares (as defined below) of the Company.

B.On September 29, 2022, the Company issued Series A Preferred Stock of the Company, which shall be reclassified as Series A-1 Preferred Stock (“Series A-1 Preferred Stock”) and Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) upon the filing of an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1, Series A-2 and Series A-3 Preferred Stock (the “Restated Certificate of Designation”) on the date hereof upon the closing of the Subscription Agreement (as defined below).

C.The Company and a certain investor entered into a Subscription Agreement, dated as of October 17, 2023 (the “Subscription Agreement”), to provide for, among other things, the issuance and sale of shares of Series A-3 Preferred Stock to such investor, having such rights as set forth in the Restated Certificate of Designation (the Series A-3 Preferred Stock and, together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Preferred Stock”).

D.Upon the closing of the transactions contemplated by the Subscription Agreement, each of the Voting Parties desires to provide for certain elections to the Company’s board of directors as described herein.

E.Capitalized terms not otherwise defined herein shall having the meaning assigned to them in the Restated Certificate of Designation.

AGREEMENT

In consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Agreement to Vote.  During the term of this Agreement and to the extent they are entitled under the Company’s constituent or organizational documents or agreements to vote on such matter, each Voting Party agrees to vote all securities of the Company that may vote in the election of the Company’s directors that such Voting Party owns from time to time (hereinafter referred to as the “Voting Shares”) in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent.

2.           Election of Boards of Directors.

2.1            Voting.  During the term of this Agreement, and subject to the Company’s constituent or organizational documents or agreements, each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to effect the following:

(a)        If the Company and its subsidiaries, on a consolidated basis, do not achieve Adjusted EBITDA of at least $40 million with respect to the 2024 fiscal year of the Company and the holders of Series A-2 Preferred Stock and Series A-3 Preferred Stock hold Series A-2 Preferred Stock and Series A-3 Preferred Stock representing an aggregate Stated Value of at least $23,976,322.56, the A-2 and A-3 Majority Holders will have the right to designate one individual (including any replacement or substitution thereof pursuant to the terms hereof, the “2025 Director”) to be appointed to the Company’s Board of Directors (the “Board”). The Voting Parties hereby agree to nominate, or cause to be nominated, and vote to elect, the 2025 Director to the Board as promptly as practicable thereafter, and in any event not later than at the earliest of (i) if a director resigns, then the 2025 Director shall fill the vacancy on the Board caused by such resignation and (ii) if the 2025 Director has not yet been appointed to the Board, the Nominating and Governance Committee shall nominate the 2025 Director at the next meeting of stockholders at which an election of directors is held or by written consent, which for the avoidance of doubt shall occur during the 2025 fiscal year, it being acknowledged that the 2025 Director shall be so elected in lieu of an existing member on the Board (other than the 2026 Director (as defined below), if any). The 2025 Director shall be designated as part of the class of directors up for election at such upcoming meeting.

(b)        If the aggregate Stated Value of the Series A-2 Preferred Stock and Series A-3 Preferred Stock outstanding as of January 1, 2026 is at least $23,976,322.56 (or, to the extent the right in Section 2.1(a) shall have been triggered, at least $71,928,967.69), the A-2 and A-3 Majority Holders shall have the right to designate an additional individual (including any replacement or substitution thereof pursuant to the terms hereof, the “2026 Director”) to be appointed to the Board. The Voting Parties hereby agree to nominate, or cause to be nominated, and vote to elect, the 2026 Director to the Board as promptly as practicable thereafter, and in any event not later than at the earliest of (i) if a director resigns (other than the 2025 Director), then the 2026 Director shall fill the vacancy on the Board caused by such resignation and (ii) if the 2026 Director has not yet been appointed to the Board, the Nominating and Governance Committee shall nominate the 2026 Director at the next meeting of stockholders at which an election of directors is held or by written consent, which for the avoidance of doubt shall occur during the 2026 fiscal year, it being acknowledged that the 2026 Director shall be so elected in lieu of an existing member on the Board (other than the 2025 Director, if any). The 2026 Director shall be designated as part of the class of directors up for election at such upcoming meeting.

(c)    In the case of any individuals appointed to the Board pursuant to this Section (or such individuals replacing or substituted therefor in accordance with this Agreement), each Voting Party agrees to vote, or cause to be voted, all Voting Shares owned by such Voting Party, or over which such Voting Party has voting control, from time to time and at all times, at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, in favor of such individuals for election to the Board, and the Company agrees to nominate, or cause to be nominated, the foregoing individuals for election to the Board at each annual or special meeting of stockholders at which an election of directors is held.

2.2            Size of the Board. Without the consent of the A-2 and A-3 Majority Holders, the parties agree that they shall not, and that they shall cause their respective designees not to, take or agree to take any action that would increase the size of the Board to more than eight directors while any shares of Series A-2 Preferred Stock or Series A-3 Preferred Stock remain outstanding.

2.3            Obligations; Removal of Directors; Vacancies. The obligations of the Voting Parties pursuant to this Section shall include any stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation or Restated Certificate of Designation as required to effect the intent of this Agreement. In the event any director appointed or elected to the Board pursuant to the terms hereof ceases to serve as a member of the Board, the Company and the Voting Parties agree to take all such action as is reasonable and necessary, including the voting of Voting Shares by the Voting Parties, to cause the election or appointment of such other substitute person to the Board as may be designated by the A-2 and A-3 Majority Holders on the terms provided herein.

2.4    No Liability for Election of Recommended Directors. No party nor any affiliate of any such party shall have any liability as a result of designating or nominating a individual for appointment or election as a director for any act or omission by such individual in his or her capacity as a director of the Company, nor shall any party or any affiliate of such party have any liability as a result of voting for any such nominee in accordance with the provisions of this Agreement.

2.5    Fiduciary Duties; Director Qualifications. Notwithstanding any other provision of this Agreement, the Company and each Voting Party’s obligations under this Agreement are subject in all respects to applicable law, the rules and regulations of the Securities and Exchange Commission and the listing requirements or standards of The Nasdaq Stock Market LLC or the requirements or standards of any other exchange, system or market on which the stock of the Company is then principally listed (the “Stock Exchange”). Nothing herein shall affect any applicable fiduciary duties of the directors of the Board. Any obligation to nominate the designees of the Voting Parties set forth in this Section is conditioned upon such designee meeting the director qualifications standards set forth in the U.S. Securities Exchange Act of 1934, as amended, the rules of the Stock Exchange, the Company’s constituent or organizational documents, the charter of the Nominating and Corporate Governance Committee of the Board and any other qualification standards the Board adopts (provided that no such standards shall disqualify an affiliate of the A-2 and A-3 Majority Holders solely by reason of such affiliation). If a director designee pursuant to this Section fails to meet these qualification standards, the persons so designating may designate another person to serve as a director that does meets such qualification standards.

3.           Successors in Interest of the Voting Parties and the Company.  The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless such shares are sold into the public markets. Each Voting Party shall not, and the Company shall not, permit the transfer of any Voting Party’s Voting Shares (except for sales of Voting Shares into the public markets), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

4.           Covenants.  The Company and each Voting Party agrees to take all commercially reasonable actions required to ensure that the rights given to the holders of the Series A-2 Preferred Stock and Series A-3 Preferred Stock under the Restated Certificate of Designation are effective and that such holders of Series A-2 Preferred Stock and Series A-3 Preferred Stock receive the benefits thereof.

5.           Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6.           Restrictive Legend.  During the term of this Agreement, each certificate representing any of the Voting Shares shall be marked by the Company with a legend reading as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.

7.           Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8.           Manner of Voting.  The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

9.           Term.  This Agreement shall be effective upon the closing of the transactions contemplated by the Subscription Agreement and shall continue in effect until no shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock remain outstanding.

10.         Amendments and Waivers.  Except as otherwise provided herein, additional parties may be added to this Agreement, and any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company and (b) the Voting Parties, provided that no amendment hereto or waiver hereof shall be effective if such amendment or waiver would adversely affect the rights of the holders of the Series A-2 Preferred Stock and Series A-3 Preferred Stock under the Restated Certificate of Designation.

11.         Stock Splits, Stock Dividends, etc.  In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

12.         Severability.  In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.         Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions that would cause the application of the laws of any other jurisdiction.

14.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15.         Successors and Assigns.  Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties.

16.         Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties, and this Agreement supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein.

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The Parties have executed this Agreement as of the date set forth in the first sentence of this Agreement.

MONDEE HOLDINGS, INC.

By: /s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

/s/ Prasad Gundumogula
Prasad Gundumogula

/s/ Orestes Fintiklis
Orestes Fintiklis